UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

DEEP GREEN Waste & Recycling, Inc.

(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF DEEP GREEN WASTE & RECYCLING, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

DEEP GREEN WASTE & RECYCLING, INC.

260 Edwards Plz, #21266

Saint Simons Island, Georgia 31522

(833) 304-7336

INFORMATION STATEMENT

March 17, 2023

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of DEEP GREEN Waste & Recycling, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act “), to the holders (the “ Common Stockholders “) of Common Stock, par value $.0001 per share (the “ Common Stock “), of DEEP GREEN Waste & Recycling, Inc., a Wyoming corporation (the “ Company “), to notify such Common Stockholders that on Date, the Company received a unanimous written consent in lieu of a meeting of the holders of Series B Convertible Preferred Stock, par value $0.01 per share (the “ Series B Preferred “). Each share of Series B Preferred has the equivalent of twenty thousand (20,000) votes of Common Stock. Currently, there is one (1) holder of Series B Preferred (together, the “ Series B Stockholders”), collectively holding 52,000 shares of Series B Preferred, resulting in the Series B Stockholders holding in the aggregate approximately 52% of the total voting power of all issued and outstanding voting capital of the Company (the “ Majority Stockholders “). The Majority Stockholders authorized the following:

●	An amendment of the Articles of Incorporation to reflect a one-for-one thousand five hundred reverse split;

We have attached Appendix A hereto a form of the proposed amendment to the Articles of Incorporation, indicating the one-for-one thousand five hundred reverse split.

On February 27, 2023 the Board of Directors of the Company (the “Board”), which controls the majority of voting shares, approved, and recommended for approval to the holders having the power to vote with respect to the Common Stock, the Authorized Common Stock Reverse Split (the “Action”). On February 27, 2023, the Majority Stockholders approved the Action by written consent in lieu of a meeting in accordance with the Wyoming General Corporation Law (“ WGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Action.

We will notify the Common Stockholders on or about March 31, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes that the Common Stockholders of the Company will benefit from this Action because it believes that the Company will be able to attract new investors for investment in its businesses.

The Board believes that the Common Stockholders of the Company will benefit from the reverse split and an in increased ability to trade the shares through a greater variety of brokers in that many brokers will not trade in shares of sub-penny stocks.

Our board of directors has unanimously adopted and majority voting shareholders have approved an amendment to our Certificate of Incorporation, as amended, also referred to as the Charter, that would affect up to a one-for-one thousand five hundred reverse split of our Common Stock.

The amendment will affect a one-for-one thousand five hundred reverse split of the issued and outstanding shares of our common stock. The reverse stock split may not have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split would result in fractional shares, as discussed further below.

Reasons for the Reverse Stock Split

The one-for-one thousand five hundred reverse stock split is necessary to support the Company’s market price and is in the best interests of the Company’s stockholders. In addition to increasing the price of our common stock, the reverse stock split would also make our common stock more attractive to a broader range of institutional and other investors.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Effect on Existing Shares of Common Stock

The proposed reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a reverse stock split, other than as a result of rounding up fractional shares to the next whole number. The below table illustrates a 1:1500 reverse stock split with respect to the number of shares of the Company’s common stock currently authorized, currently issued and outstanding, and currently authorized but unissued.

	Pre-Reverse	Post Reverse
Authorized Shares	3,000,000,000	3,000,000,000
Issued and Outstanding Shares	1,896,216,952	3,364,145
Authorized but unissued	1,103,783,048	2,996,635,855

Since the reverse stock split will result in increased available shares, it may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views this proposal as an anti-takeover measure, the Company could use the increased available shares to frustrate persons seeking to affect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or issue shares to a holder which would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Our Certificate of Incorporation already includes authorization of preferred stock, which can also be seen as an anti-takeover measure, and our Board of directors can designate the rights, preferences, privileges and restrictions of series of preferred stock without further shareholder action. Cumulative voting is not provided for in our Certificate of Incorporation or Bylaws, which also may make it harder for third parties to gain control over the Company. We do not currently have a staggered Board of Directors, and we have not adopted any shareholders rights plans, or so-called poison pills. Further, there are no other plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Effectiveness of Reverse Stock Split

The reverse stock split would become effective on the date (the “Effective Date”) of filing of a Certificate of Amendment to our Charter with the Secretary of State of the State of Wyoming. The exact timing of the filing of the amendment will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders, and the board of directors. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the amendment, the board of directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders. The Company’s authorized shares of our common stock will not be affected.

No Appraisal Rights

Under the Wyoming General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split described in this filing, and we will not independently provide our stockholders with any such rights.

Contractual obligations

The Company intends to consider issuing shares for the purposes of attracting private financing through S-1 registrations and addressing convertible debt obligations entered into by the Company. The following table sets forth the contractual obligations of the Company as of December 31, 2023:

CONTRACTUAL OBLIGATIONS

The following table sets forth the contractual obligations of the Company as of December 31, 2023:

	Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Convertible debt	$438,318	$438,318	$-	$-	$-
Notes payable	343,750	343,750	-	-	-
Notes payable, related parties	103,787	103,787	-	-	-

Total	$885,855	$885,855	$-	$-	$-

INTRODUCTION

The Wyoming General Corporation Law (“WGCL”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The WGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will notify the Common Stockholders on or about March 15, 2023.

This Information Statement contains a brief summary of the material aspects of the Action approved by the Board of Directors (the “ Board “) of DEEP GREEN Waste & Recycling, Inc. (the “ Company ,” “ we ,” “ our ,” or “ us “) and the holders of Series B Convertible Preferred Stock (the “ Series B Preferred “), which have voting rights with respect to the Common Stock and constitute a majority of the voting power of the Common Stock.

SERIES B PREFERRED STOCK

By unanimous written consent of the Board (as permitted by the WGCL), the designation, rights, preferences and privileges of the Series B Preferred were established by the Board (as is permitted under the WGCL and by the Certificate of Incorporation, as amended, of the Company). The designation, rights, preferences and privileges that the Board established for the Series B Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of Wyoming on February 4, 2020. Among other things, the Certificate of Designation provides that each one share of Series B Preferred (the “Series B Stockholders”) has the equivalent of twenty thousand (20,000) votes of Common Stock.

As of February 27, 2023, there were issued and outstanding (i) 1,896,216,952 shares of our Common Stock, and (ii) 52,000 shares of our Series B Preferred. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Action is two billion, nine hundred thirty six million, two hundred sixteen thousand, nine hundred nine hundred fifty two (2,936,216,952) (the sum of the votes represented by the issued and outstanding shares of Common Stock and Series B Preferred). Pursuant to the WGCL, at least fifty one percent (51%) of the voting equity of the Company, or at least one billion, four hundred ninety seven million, four hundred seventy thousand, six hundred forty six (1,497,470,646) votes, are required to approve the Action by written consent. The voting Directors, which hold in the aggregate one billion, five hundred twenty seven million, six hundred sixteen thousand, ninety three (1,527,616,093) votes or approximately 52% of the voting equity of the Company, have voted in favor of the Action, thereby satisfying the requirement of the WGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the voting Directors, the number of shares Common Stock and of Series B Preferred held by each Series B Stockholder, the total number of votes that the Series B Stockholders voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor of the actions.

Name of Series B Stockholder	Number of Shares of Common Stock Held	Number of Shares of Series B Preferred held	Number of Votes held by such Series B Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Bill Edmonds	275,544,714	52,000	x 20,000	1,315,544,714	44.8%
Lloyd Spencer	212,071,379	-	x 20,000	212,071,379	7.2%
Total				1,527,616,093	52.0%

ACTION TO BE TAKEN

The Authorized Share Decrease will become effective on the date that we file the Amended and Restated Certificate of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Wyoming. Such filing can occur no earlier than twenty (20) calendar days after the mailing of this information statement.

We currently expect to file the Amendment on or about March 15, 2023.

With respect to the Action described in this Information Statement, the Board reserves the right, notwithstanding that the Series B Stockholders have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

REVERSE SPLIT

The one-for-one thousand five hundred reverse stock split is necessary to support the Company’s market price and is in the best interests of the Company’s stockholders. In addition to increasing the price of our common stock, the reverse stock split would also make our common stock more attractive to a broader range of institutional and other investors.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of February 27, 2023 of (i) each person known to us to beneficially own more than 5% of any class of our voting securities, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group. As of February 27, 2023, there were a total of 2,293,324,939 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. As of February 27, 2023, there is 1 holder of Series B Preferred Stock, collectively holding 52,000 shares of Series B Preferred Stock. Each share of Series B Preferred has the equivalent of twenty thousand (20,000) votes of Common Stock. The Series B Stockholder holds in the aggregate approximately 35.4% of our total voting securities. The column entitled “Voting Securities Beneficially Owned” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire, within sixty (60) days of February 27, 2023 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

		Voting Securities Beneficially Owned
Name/Address	Title of Class	Number	Percent

Bill Edmonds, CEO/Chairman	common Stock	275,544,714	14.5%
c/o DEEP GREEN Waste & Recycling, Inc.	Preferred B	52,000	100%
260 Edwards Plz, #21266
Saint Simons Island, GA 31522
Lloyd Spencer, Director	common Stock	212,071,379	11.2%
c/o DEEP GREEN Waste & Recycling, Inc.	Preferred B	0	0%
260 Edwards Plz, #21266
Saint Simons Island, GA 31522
David Bradford, President	common Stock	220,887,041	11.6%
260 Edwards Plz, #21266
Saint Simons Island, GA 31522	Preferred B	0	0%

	Total Common		37.3%
	Total Preferred B		100.0%
	Total Voting		59.5%

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the periodic reports, proxy statements and other information we file with the SEC at the SEC’s public reference room maintained at 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s internet address is www.sec.gov. Copies of these documents may also be obtained by writing to our address provided above.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2022;

You may request a copy of these filings, at no cost, by writing DEEP GREEN Waste & Recycling, Inc. at 260 Edwards PLZ, #21266 , Saint Simons Island, Georgia 31522 or telephoning the Company at (833) 304-7336. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holder of Common Stock of the Company only for information purposes in connection with the Action, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Bill Edmonds
Bill Edmonds
Chief Executive Officer and Chairman of the Board of Directors

Dated: March 17, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

DEEP GREEN WASTE & RECYCLING, INC.

The undersigned, being the Chief Executive Officer of DEEP GREEN WASTE & RECYCLING, INC., a corporation existing under the laws of the State of Wyoming, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the “Corporation”) is DEEP GREEN Waste & Recycling, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by inserting the following paragraph at the end of Article Fourth:

“By Resolution of the Board of Directors and majority vote of the Shareholders, the Company shall reverse-split its common shares at a 1-for-1500 share ratio, with every 1500 currently issued and outstanding shares of the Company’s common stock being replaced by 1 new share of post-split common stock. Par value shall remain unchanged and fractional shares shall be replaced by a single new share. All other rights and privileges of the common stock shall remain unchanged. Preferred stock and the authorized common stock shall not be affected by this amendment.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and stockholders holding a majority of the outstanding voting shares of stock of the Corporation in accordance with the provisions of the General Corporation Law of the State of Wyoming.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation’s Certificate of Incorporation, as amended, to be signed by Bill Edmonds, its Chief Executive Officer this 27th day of February, 2023.

DEEP GREEN WASTE & RECYCLING, INC.

By:	/s/ Bill Edmonds
Name:	Bill Edmonds
Title:	Chief Executive Officer